Exhibit 10.22

October 24, 2014

Mr. Namal Nawana

33 Westcliff Road

Weston, MA 02493

Dear Namal:

I am pleased to extend to you this offer to become a Chief Executive Officer of Alere, Inc, (the Company) and a member of the Company’s Board of Directors. This offer contains the following terms:

Base Compensation: You will receive a biweekly salary of $40,384.62, or $1,050,000.00 annualized, effective immediately and to be in effect through 2015.

Incentive Compensation: You will be awarded a bonus of $500,000.00, payable in January 2015, for your contributions to Alere in 2014, particularly as interim CEO. In 2015, you will have a target bonus opportunity equal to 100% of your annual salary, with a minimum payout of 50% of base salary and a maximum of 150%.

Long Term Equity: We will also promptly recommend to the Board of Directors of the Company that you be granted an option to purchase 100,000 non-qualified options of Alere common stock. Subject to the Board’s approval, the date of the grant will be the first Stock Option Grant Date following your acceptance of this offer. This option will vest over four years in equal annual installments.

We will also promptly recommend to the Board of Directors of the Company that you be granted 50,000 Restricted Stock Units (RSUs). The approval date will be the first Stock Option Grant Date following your acceptance of this offer. The RSUs will vest one third on the first anniversary of the grant date, another one-third on the second anniversary and one-third on the third anniversary.

Also under the Company’s 2010 Stock Option and Incentive Plan, we will recommend the approval of 150,000 Performance Stock Units (PSUs), upon the Company’s establishment of applicable performance targets, no later than December 31, 2014. The PSUs will vest one-third after the 2015 performance period, one third after the 2016 performance period and one third after the 2017 performance period, based on performance against agreed upon performance targets.

Namal, this offer keeps in place the previously executed Company’s Nondisclosure, Noncompetition and Developments Agreement. You will continue to be employed by the Company on an at-will basis. The means that your employment is not for a specific period of time, and that either you or the

Company may terminate your employment at any time, with or without notice and with or without cause. Although your duties, compensation and benefits, as well as Company personnel policies and procedures, may change from time to time, you agree A) that the Company’s Nondisclosure, Noncompetition and Developments will continue to apply to you, and B) the “at-will” nature of your employment may only be changed in a document signed by you and the Chairman of the Company.

Namal, I and the rest of the Board of Directors, are extremely grateful for your already meaningful contributions to the Company, and are enthusiastic about this appointment to be the Company’s next Chief Executive Officer.

Sincerely,

/s/ Gregg Powers

Gregg Powers

Chairman of the Board

I hereby accept and agree to the above offer employment subject to the conditions set out above.

/s/ Namal Nawana	10/24/2014
Namal Nawana	Date